Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN JOSE DIVISION

In re	Case No. 07-50358 (MM)

TRIPATH TECHNOLOGY INC.,

Debtor.

PLAN PROPONENTS’ THIRD AMENDED PLAN OF REORGANIZATION FOR
THE DEBTOR

Bruce G. MacIntyre, WA Bar No. 18984

BMacIntyre@perkinscoie.com

Perkins Coie LLP

1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099

Telephone:  206.359.8000

Facsimile:  206.359.9000

Pro hac vice

Ed Wes, CA Bar No. 180252

EWes@perkinscoie.com

Perkins Coie LLP

101 Jefferson Drive
Menlo Park, CA  94025-1114

Telephone:  650.838.4300

Facsimile:  650.838.4350

Attorneys for Tripath Technology Inc.

Attorneys for Enable Growth Partners, LP for itself and as Agent for the Secured Parties

Sharon L. Levine, Esq.

S. Jason Teele, Esq.

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Telephone:  973.597.2500

Facsimile:  973.597.2400

Pro Hac Vice

Dated:  December 20, 2007

i

The Debtor and Agent hereby propose this Third Amended Plan of Reorganization for the Debtor pursuant to the provisions of chapter 11 of the Bankruptcy Code for resolution of the Debtor’s outstanding Claims and Interests. For a discussion of the Debtor’s history, businesses, results of operations, and risk factors and for a summary and analysis of the Plan and related matters, reference is hereby made to the Disclosure Statement that is distributed herewith. All holders of Claims that are impaired and entitled to vote are encouraged to read the Plan and the Disclosure Statement before voting to accept or reject the Plan. All holders of other Claims and of Interests are encouraged to read the Plan and Disclosure Statement, as well. In the event of any inconsistencies between the Plan and Disclosure Statement, the terms and provisions of the Plan shall control.

ARTICLE I
CERTAIN DEFINITIONS

Unless otherwise provided in the Plan, all capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in title 11 of the United States Code. For the purposes of the Plan, the following terms (which appear in the Plan in capitalized terms) shall have the meanings set forth below.

1.1.         “Administrative Expense Claim” means a Claim for costs and expenses of administration of the chapter 11 case allowed under §§ 503(b), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtor’s Estate and operating the businesses of the Debtor (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including Claims related to taxes which accrued after the Petition Date, but excluding Claims related to taxes which accrued on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses allowed by the Bankruptcy Court under §§ 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against the Debtor’s Estate under § 1930, chapter 123 of title 287 of the United States Code.

1.2.         “Agent” means Enable Growth Partners, LP, individually and as agent for the Secured Parties.

1.3.         “Allowed Administrative Expense Claim” means that portion of an Allowed Claim for costs and expenses of administration of the chapter 11 case allowed under §§ 503(b), 507(b) or, if applicable, § 1114(e)(2) of the Bankruptcy Code.

1.4.         “Allowed Claim” means a Claim (a) as to which no objection or request for estimation has been filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court; or (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is Allowed (i) by a Final Order; (ii) by an agreement between the Holder of such Claim and the Debtor or Reorganized Debtor; or (iii) pursuant to the terms of the Plan. For purposes of computing distributions under the Plan, the term “Allowed Claim” shall not include interest on such Claim from and after the Petition Date, except as provided in Bankruptcy Code § 506(b) or as otherwise expressly set forth in the Plan.

1.5.         “Avoidance Actions” means a cause of action of the Debtor pursuant to Bankruptcy Code §§ 510 and 542 through 553.

1.6.         “Bankruptcy Code” or the “Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq., as now in effect or hereafter amended.

1.7.         “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of California or any court having competent jurisdiction to enter the Confirmation Order.

1.8.         “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, the Local Rules of the United States District Court for the Northern District of California, and the Local Rules of the Bankruptcy Court, as applicable to the Cases or proceedings therein, as the case may be.

1.9.         “Bankruptcy Schedules” means the schedules of assets and liabilities, lists of executory contracts and unexpired leases, statements of financial affairs, and related information filed by the applicable Debtor pursuant to Bankruptcy Rule 1007, as same may be amended or supplemented from time to time.

1.10.       “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as referenced in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in San Francisco, California.

1.11.       “Case” means the chapter 11 case assigned Case No. 07-50358 (MM) in the Bankruptcy Court styled, In re Tripath Technology Inc.

1.12.       “Cash” means legal tender of the United States of America and equivalents thereof.

1.13.       “Cause of Action” or “Causes of Action” means all rights, claims, and causes of action of the Debtor or the Estate, whether known or unknown, asserted or not asserted, Scheduled or not Scheduled and whether arising under the Bankruptcy Code or other applicable law, including, but not limited to, (a) rights of setoff, counterclaim, or recoupment, (b) claims pursuant to Bankruptcy Code § 362, (c) claims and defenses such as fraud, mistake, duress and usury, (d) claims under Bankruptcy Code § 510(c), (e) claims against any current or former officer or director of the Debtor including, without limitation, claims for breaches of fiduciary duty, and (f) all Avoidance Actions. The term “Causes of Action” shall include D&O Claims for all purposes other than Article IX of the Plan.

1.14.       “Claim” means a claim against the Debtor as defined in Bankruptcy Code § 101(5).

1.15.       “Claims Objection Deadline” shall mean that date which is 120 days after the Effective Date or as otherwise extended by the Bankruptcy Court.

1.16.       “Class” means all of the Holders of Claims or Interests having characteristics substantially similar to the other Claims or Interests and which have been designated as a class in the Plan.

1.17.       “Confirmation” means the entry of the Confirmation Order on the Bankruptcy Court’s docket.

1.18.       “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.19.       “Confirmation Hearing” means the hearing or hearings before the Bankruptcy Court at which the Bankruptcy Court will consider the Confirmation of the Plan pursuant to Bankruptcy Code § 1128.

1.20.       “Confirmation Order” means the order of the Bankruptcy Court, in form and substance satisfactory to the Plan Proponents, confirming the Plan pursuant to Bankruptcy Code § 1129.

1.21.       “Convenience Claim” means an unsecured, nonpriority Claim as of the Petition Date in the amount of $5,000 or less that the Holder of such Claim elects to treated as a Convenience Claim for purposes of voting and Distribution under the Plan; provided, however, that if the Holder of an unsecured, nonpriority Claim in an amount greater than $5,000 shall make an election to reduce such Claim to $5,000 or less, such Claim shall be treated as a Convenience Claim for all purposes. The elections referred to in the preceding sentence shall be made on the ballot for accepting or rejecting the Plan, completed and returned within the time fixed by the Bankruptcy Court.

1.22.       “Creditor” means a Holder of a Claim.

1.23.       “Creditor Shares” means 10,000 shares of New Common Stock to be distributed to the Disbursing Agent on the Effective Date for Pro Rata Distribution to Holders of Allowed General Unsecured Claims as set forth in Article 4.3 of the Plan.

1.24.       “D&O Claims” means any Cause of Action against any former and/or current directors or officers of the Debtor, including without limitation claims for breaches of fiduciary duty.

1.25.       “Debentures” means the 6% Senior Secured Debentures, under the original issue date November 8, 2005 of the Debtor in favor of the Secured Parties.

1.26.       “Debtor” means Tripath Technology Inc.

1.27.       “Disbursing Agent” means the person responsible for fulfilling the terms of the Plan on behalf of the Debtor, as set forth in Article VI of the Plan. The proposed initial Disbursing Agent shall be identified not less than fifteen (15) days prior to the Disclosure Statement Hearing. The Disbursing Agent, and any successor thereto, shall have no prior connections to the Debtor, the Agent, Etelos or any of their directors, officers or agents.

1.28.       “Disclosure Statement” means the Third Amended Disclosure Statement for the Debtor’s Third Amended Plan of Reorganization dated November 12, 2007, together with any supplements, amendments, or modifications thereto.

1.29.       “Disputed Claim” means any Claim as to which the Debtor or Disbursing Agent has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any Claim otherwise disputed by the Debtor or Disbursing Agent in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

1.30.       “Distribution” means the payment of the Post-Confirmation Assets by the Disbursing Agent to the Holders of Allowed Claims pursuant to the Plan.

1.31.       “Distribution Date” means the date on which a Distribution is made under the Plan.

1.32.       “Effective Date” means the first Business Day on which all conditions precedent to the effectiveness of the Plan have been satisfied or waived as provided in Article VI of the Plan; provided, however, the Effective Date may occur on such other later date agreed to by the Plan Proponents and Merger Parties.

1.33.       “Estate” means the estate created by Bankruptcy Code § 541 upon the commencement of the Case.

1.34.       “Etelos” means Etelos, Inc.

1.35.       “Etelos Contribution” has the meaning provided in section 6.1 of the Plan.

1.36.       “Filed” means filed with the Bankruptcy Court in the Debtor’s Case.

1.37.       “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction on its docket as to which (a) the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending; or (b) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or a similar rule under the Federal Rules of Bankruptcy Procedure may be filed with respect to such order.

1.38.       “Holder” means any Person holding a Claim or interest against the Debtor’s Estate.

1.39.       “Interest” means the legal, equitable, contractual and other rights of the Holders of any equity interest in the Debtor, including the rights of any Person to purchase or demand the issuance of any Interest, including (a) conversion, exchange, voting, participation and dividend rights; (b) liquidations preferences; (c) stock options, warrants and put rights; and (d) share-appreciation rights; or (e) any other stock right pertaining or in any way relating to the Debtor.

1.40.       “Lien” means any charge against, or interest in, property to secure payment of a debt or performance of a Claim.

1.41.       “Merger Documents” means the agreement and plan of merger effectuating the Merger Transaction, together with all other documents required or desired to be executed in connection with the Merger Transaction.

1.42.       “Merger Parties” means the Reorganized Debtor, Agent, and Etelos.

1.43.       “Merger Transaction” means the agreement and plan of merger by and between the Debtor and Etelos pursuant to which Etelos, together with its business and assets, will be merged with and into the Reorganized Debtor on the Effective Date.

1.44.       “New Common Stock” means all shares of common stock (i) authorized to be issued by the Reorganized Debtor, or (ii) issued by the Reorganized Debtor pursuant to the Plan. Only the shares of New Common Stock that are issued to Holders of Claims in Classes 2 and 3 pursuant to Article IV of the Plan shall be exempt from the registration requirements of the Securities Act or any other federal, state or local law, rule or regulation governing securities, pursuant to 11 U.S.C. § 1145. A summary of the principal features of the New Common Stock is set forth in Exhibit 1 hereto. Any shares of New Common Stock authorized but not issued pursuant to Article IV of the Plan shall be retained in treasury by the Reorganized Debtor and available for subsequent sale or distribution in accordance with the Securities Act and/or any state or local law, and any applicable regulations relating thereto.

1.45.       “Person” means any person or entity of any nature whatsoever, specifically including, but not limited to, an individual, firm, company, corporation, partnership, trust, governmental unit, joint venture, association, joint stock company, limited liability company, estate, unincorporated organization or other entity.

1.46.       “Petition Date” means February 8, 2007, the date on which the Debtor commenced its Case in the Bankruptcy Court.

1.47.       “Plan” means this Third Amended Plan of Reorganization, as it may be amended, modified, or supplemented from time to time as permitted herein.

1.48.       “Plan Documents” means all documents, forms, lists, and agreements contemplated under the Plan to effectuate the terms and conditions hereof.

1.49.       “Plan Proponents” means the Debtor and Agent.

1.50.       “Plan Supplement” means the compilation of Plan Documents and any other documents, forms, lists, and schedules as specified in the Plan and Disclosure Statement which will be Filed with the Bankruptcy Court not later than twenty (20) days prior to the Voting Deadline, as such documents may be altered, restated, modified, or supplemented from time to time.

1.51.       “Post-Confirmation Assets” means all assets of the Debtor including, without limitation, the Creditor Shares, all Cash of the Debtor as of the Effective Date (including without limitation the Etelos Contribution to be made by Etelos on the Effective Date pursuant to Article VI of the Plan), Cash equivalents, accounts, Causes of Action and all other tangible and intangible property of the Debtor as of the Effective Date. Post-Confirmation Assets shall not include the assets of the Merger Parties or the assets and business of Etelos.

1.52.       “Post-Effective Date Estate” means the remaining estate of the Debtor after the Effective Date and after the Reorganized Debtor has emerged from bankruptcy. On the Effective Date, all Post-Conformation Assets will vest in the Post-Effective Date Estate to be administered by the Disbursing Agent.

1.53.       “Priority Claim” means all Claims that are entitled to priority pursuant to Bankruptcy Code § 507(a) and that are not Administrative Expense Claims or Priority Tax Claims.

1.54.       “Priority Tax Claim” means a Claim of a governmental unit of the kind specified in Bankruptcy Code §§ 502(i) and 507(a)(8).

1.55.       “Proof of Claim” means a written statement setting forth a Creditor’s Claim and conforming substantially to the appropriate official form.

1.56.       “Pro Rata” means the proportion that the amount of an Allowed Claim in Class 3 bears, respectively, to the aggregate amount of all Claims in Class 3, including Disputed Claims but excluding Disallowed Claims. For purposes of this calculation, the amount of a Disputed Claim will equal the lesser of (a) its Face Amount, and (b) the amount estimated as allowable by the Bankruptcy Court.

1.57.       “Reorganized Debtor” means the Debtor or any successors thereto by merger, consolidation, or otherwise, on and after the Effective Date.

1.58.       “Responsible Individual” means Gary M. Sawka, the person designated as the Debtor’s responsible individual pursuant to Local Bankruptcy Rule 4002-1 by order of the Bankruptcy Court entered on February 16, 2007 and docketed on the Bankruptcy Court’s docket as Docket No. 32, and any successor subsequently designated by the Bankruptcy Court.

1.59.       “Scheduled” means included in or listed in the Debtor’s Bankruptcy Schedules, as initially filed or as amended.

1.60.       “Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77c-77aa, in effect from time to time.

1.61.       “SEC” means the United States Securities and Exchange Commission.

1.62.       “Secured Parties” means, collectively, Enable Growth Partners, LP, Bushido Capital Master Fund, LP, Enable Opportunity Partners, LP, Gamma Opportunity Capital Partners, LP Class A, Gamma Opportunity Capital Partners, LP Class C, Gryphon Master Fund, L.P., GSSF Master Fund, L.P., and SRG Capital, LLC.

1.63.       “Secured Parties’ Claim” means the Allowed secured Claim of the Secured Parties pursuant to the Settlement Agreement.

1.64.       “Secured Parties’ Remaining Lien” means the Lien of the Secured Parties, to the extent of $250,000, allowed, approved and authorized by the Bankruptcy Court by order dated June 15, 2007 and entered on the Bankruptcy Court’s docket as Docket No. 179.

1.65.       “Settlement Agreement” means the settlement agreement by and between the Debtor and Enable Growth Partners, LP individually and as agent for the Secured Parties, approved by the Bankruptcy Court on June 15, 2007 and by order entered on the Bankruptcy Court’s docket as Docket No. 179.

1.66.       “U.S. Trustee Fees” means fees payable pursuant to 28 U.S.C. § 1930.

ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS

2.1.         All Claims and all Interests, as defined herein and in Bankruptcy Code § 101(5), except Administrative Claims and Priority Tax Claims are placed into the Classes set forth below. Pursuant to Bankruptcy Code § 1123(a)(1), Administrative Claims and Priority Tax Claims, as described below, are not classified in the Plan.

2.2.         A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, discharged, released or otherwise settled prior to the Effective Date.

2.3.         Unclassified Claims. Except for Priority Tax Claims, which are impaired only to the extent permitted by the Bankruptcy Code, unclassified Claims are not impaired by the Plan. Each Holder of an Unclassified Claim is conclusively presumed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Following are the unclassified Claims: Priority Tax Claims and Administrative Expense Claims.

2.4.         Unimpaired Class of Claims. Each Holder of an unimpaired Claim is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Only the Claims held by Holders of Class 1 Claims (Non-Tax Priority Claims) are unimpaired by the Plan.

2.5.         Impaired Classes of Claims. Each Holder of a Claim placed in an impaired Class is entitled to vote to accept or reject the Plan.

(a)           Class 2 (Secured Party Claim). Class 2 consists of the Secured Parties’ Claim.

(b)           Class 3 (General Unsecured Claims). Class 3 consists of all unsecured, nonpriority Claims against the Debtor as of the Petition Date that are not Convenience Claims.

(c)           Class 4 (Convenience Claims). Class 4 consists of all unsecured, nonpriority Claims as of the Petition Date in the amount of $5,000 or less; provided, however, that if the Holder of an unsecured, nonpriority Claim in an amount greater than $5,000 shall make an election in writing to reduce such Claim to $5,000 such Claim shall be reduced and treated as a Convenience Claim for all purposes.

2.6.         Classes of Interests.

(a)  Class 5 (Interests). Class 5 consists of the Claims of Holders of the Debtor’s equity interests. Interest holders will receive no distribution under the Plan and are deemed to have rejected the Plan.

ARTICLE III
TREATMENT OF UNCLASSIFIED CLAIMS

3.1.         Administrative Expense Claims. The legal and equitable rights of the holders of Administrative Expense Claims are unaltered by the Plan. As soon as reasonably practicable after the later of (i) on the Effective Date, or (ii) the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, the Disbursing Agent shall pay to each Holder of an Allowed Administrative Expense Claim, from the Post-Confirmation Assets, in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Expense Claim (A) Cash equal to the amount of such Allowed Administrative Expense Claim, or (B) such other treatment as to which the Disbursing Agent and the Holder of such Allowed Administrative Expense Claim shall have agreed upon in writing.

(a)           Bar Dates for Administrative Claims. Holders of Administrative Expense Claims other than the kind specified in Article 3.1(b) shall submit requests for payment on or before the sixtieth (60th) day after the Effective Date or forever be barred from submitting any request on account of such Administrative Expense Claim.

(b)           Applications for Professional Fees. All applications for professional fees for services rendered and reimbursement of expenses in connection with the Case prior to the Effective Date are Administrative Expense Claims and shall be filed with the Bankruptcy Court within ninety (90) days after the Effective Date. Any such application not filed within ninety (90) days after the Effective Date shall be deemed waived and the Holder of such Claim shall be forever barred from receiving payment on account thereof. For purposes of applications for professional fees pursuant to this paragraph 3.1(b), the 120-day limitation on interim fee applications shall not apply to prevent any professional from submitting an application of pre-Effective Date fees and expenses within 90 days of the Effective Date.

(c)           U.S. Trustee Fees. All unpaid U.S. Trustee Fees incurred before the Effective Date shall be timely paid by the Debtor in the ordinary course as such U.S. Trustee Fees become due and payable. All unpaid U.S. Trustee Fees incurred after the Effective Date shall be timely paid from Post-Confirmation Assets by the Disbursing Agent in the ordinary course as such U.S. Trustee Fees become due and payable.

3.2.         Priority Tax Claims. Commencing on the first Distribution Date occurring after the date a Priority Tax Claim becomes an Allowed Priority Tax Claim, the Disbursing Agent shall Distribute to each Holder of an Allowed Priority Tax Claim from the Post-Confirmation Assets (i) equal Cash payments during a period not to exceed five years after the Petition Date, totaling the aggregate amount of such Claim as of the Effective Date, or such lesser rate as is agreed to by the Holder and the Disbursing Agent, (ii) such other treatment as is agreed to by the Holder of an Allowed Priority Tax Claim and the Disbursing Agent. The foregoing Distributions shall be in full satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Tax Claim.

ARTICLE IV
TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

4.1.         Class 1 (Non-Tax Priority Claims). The legal and equitable rights of the Holders of Allowed Non-Tax Priority Claims are unaltered by the Plan. As soon as reasonably practicable after the later of (i) the first Distribution Date, (ii) the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, or (iii) the date on which such Non-Tax Priority Claim becomes due and owing in the ordinary course of the Debtor’s business, the Disbursing Agent shall pay from Post-Confirmation Assets to each Holder of an Allowed Non-Tax Priority Claim, in full satisfaction, settlement and release of and in exchange for such Allowed Non-Tax Priority Claim (A) Cash equal to the amount of such Allowed Non-Tax Priority Claim; or (B) such other treatment which the Disbursing Agent and the Holder of such Allowed Non-Tax Priority Claim have agreed upon in writing.

4.2.         Class 2 (Secured Parties’ Claim). On the Effective Date, the Secured Parties shall receive five million shares of New Common Stock on a fully diluted basis, and (ii) waive the Secured Parties’ Claim and release the Secured Parties’ Remaining Lien in consideration of the Merger Transaction and the issuance of the New Common Stock to the Secured Parties as provided for in the Plan and authorized by the Confirmation Order; provided, however, that if the Merger Parties elect not to consummate the Merger the Debtor shall satisfy the Secured Parties’ Claim by payment, in Cash, of $250,000. The New Common Stock to be issued pursuant to this Article 4.2 shall be exempt from the registration requirements of the Securities Act pursuant to 11 U.S.C. § 1145.

4.3.         Class 3 (General Unsecured Claims). As soon as reasonably practicable after the later of (i) each Distribution Date or (ii) the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, the Disbursing Agent shall pay from Post-Confirmation Assets to each Holder of an Allowed General Unsecured Claim, in full satisfaction, settlement of, and in exchange for, such Allowed General Unsecured Claim, such Holder’s Pro Rata share of such Distribution of the of the Post-Confirmation Assets (net of the expenses of the Disbursing Agent and the Post-effective Date Estate) including, without limitation, the Creditor Shares; provided, however, that no holder of an Allowed General Unsecured Claim shall be entitled to receive more than the amount of such Allowed Claim; provided further, that the Pro Rata share of the Post-Confirmation Assets allocable to the Holders of Class 3 Claims shall be determined after calculating the payment to Holders of Class 4 Convenience Claims. The New Common Stock to be issued pursuant to this Article 4.3 shall be exempt from the registration requirements of the Securities Act pursuant to 11 U.S.C. § 1145.

4.4.         Class 4 (Convenience Claims). As soon as practicable after the later of (i) the election by a Holder of a General Unsecured Claim to have such Claim treated as a Convenience Claim and (ii) the Effective Date or (iii) the date on which a Convenience Claim becomes an Allowed Convenience Claim, the Disbursing Agent shall pay to the Holder of such Claim from the Post-Confirmation Assets, in full payment, satisfaction and release and in exchange for such Allowed Claim, Cash in the amount of twenty percent (20%) of its Allowed Claim, up to a maximum of $1,000.

4.5.         Class 5 (Interests). On the Effective Date, the Debtor’s equity interests shall be extinguished and cancelled. Pursuant to the absolute priority requirements of §1129(b)(2) of the Code, the holders of Class 5 Interests will receive no distribution under the Plan and are deemed to have rejected the Plan. The net proceeds of any settlement or judgment in connection with the Debtor’s D&O Claims (net of the fees and costs of prosecution and the Disbursing Agent’s commission, if any), will be distributed to Holders of Allowed Class 3

Claims. To the extent (if any) that the net proceeds exceed the amount necessary to pay all Allowed Class 3 Claims (with interest to the extent allowed under the Bankruptcy Code), any excess proceeds shall be distributed Pro Rata to the Holders of record of Allowed Class 5 Interests as of the Effective Date.

4.6.         Reservation of Rights. Except as otherwise provided in the Plan or the Confirmation Order, the Debtor’s or Disbursing Agent’s rights and defenses, both legal and equitable, with respect to any Claims or Administrative Expense Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments, shall be unaffected and unaltered. From and after the Effective Date, the Disbursing Agent shall be deemed to be the successor in interest to the Debtor with respect to all such rights and defenses.

ARTICLE V
ACCEPTANCE OR REJECTION OF THE PLAN

5.1.         Classes Entitled to Vote. Holders of Claims in Classes 2, 3 and 4 shall be entitled to vote to accept or reject the Plan.

5.2.         Acceptance by Impaired Classes of Claims. An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under Bankruptcy Code § 1126(e)) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders (other than any Holder designated under Bankruptcy Code § 1126(e)) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

5.3.         Cramdown. If each Impaired Class of Claims with respect to each Debtor does not accept the Plan, the Plan Proponents request Confirmation of the Plan under Bankruptcy Code § 1129(b). The Plan Proponents reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to Bankruptcy Code § 1129(b) requires modification or for any other reason in their discretion.

ARTICLE VI
MEANS FOR IMPLEMENTATION OF THE PLAN

6.1.         Contribution by Etelos. On the Effective Date, Etelos shall contribute the sum of $100,000 to the Disbursing Agent for Distribution to Holders of Allowed Claims in accordance with the Plan (the “Etelos Contribution”). Etelos shall not receive a Claim against the Estate in exchange for the Etelos Contribution.

6.2.         Conditions Precedent to the Effective Date. Each of the following events shall occur on or before the Effective Date:

(a)           the Merger Parties will have obtained all necessary government approvals, and filed all necessary documents or reports with the SEC to consummate the Merger Transaction;

(b)           the Merger Documents will be in a form satisfactory to each Merger Party and shall have been fully executed by the Merger Parties;

(c)           the Confirmation Order, in a form and substance reasonably acceptable to each of the Plan Proponents and which shall include one or more findings that (i) the Plan was proposed in good faith by the Plan Proponents, (ii) the Plan satisfied the applicable provisions of the Bankruptcy Code as set forth in Bankruptcy Code § 1125(e), and (iii) the Reorganized Debtor is a successor to the Debtor only to the limited extent needed to comply with Bankruptcy Code § 1145 and for no other reason under any state or federal law, shall have been entered by the Bankruptcy Court and shall not be subject to a stay;

(d)           the Bankruptcy Court shall have determined that the Disbursing Agent is duly authorized to take the actions contemplated in the Plan which approval and authorization may be set forth in the Confirmation Order;

(e)           all documents, instruments, and agreements provided under, or necessary to implement the Plan shall have been executed and delivered by the applicable parties;

(f)            all other documents required to be Filed with the Plan Supplement, each in form and substance reasonably acceptable to the Plan Proponents, shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived;

(g)           Etelos shall have delivered the Etelos Contribution to the Disbursing Agent, in Cash or immediately available funds, pursuant to Article 6.1 of the Plan; and

(h)           the Agent has not withdrawn as a Plan Proponent and accepted, on behalf of the Secured Parties, the alternative treatment provided in Article 4.2 of the Plan.

6.3.         Waiver of Conditions Precedent to the Effective Date. The Plan Proponents may waive in writing any or all of the conditions precedent to the Effective Date set forth in Article 6.2, whereupon the Effective Date shall occur without further action by any Person; provided, however, that the conditions specified in Article 6.1(a) and (g) may not be waived.

6.4.         Merger Transaction. On the Effective Date, Etelos, along with its assets and business, shall merge with and into the Reorganized Debtor pursuant to the Merger Documents. Following the merger, the Reorganized Debtor shall be a public company known as Etelos, Inc. After the Effective Date, Etelos (i.e., the Reorganized Debtor) will have no further Bankruptcy Court oversight or responsibilities with respect to the Case. The Post Effective Date Estate will be solely responsible for making Distributions and administering the Causes of Action.

6.5.         Post-Confirmation Conduct of the Debtor. From and after the Confirmation Date and prior to the Effective Date, the Debtor shall take no action in respect of its business or assets or the Case other than (i) as agreed to by the Debtor and the Merger Parties, in preparation for and in furtherance of the Merger Transaction or otherwise, (ii) as required by the Bankruptcy Court, the Bankruptcy Code or the Bankruptcy Rules, or (iii) those acts that are necessary to preserve any legal right of the Debtor in respect of any Claims or Asset and which would legally prejudice the Debtor if such action was not taken. The Debtor shall provide the Merger Parties with reasonable notice prior to taking any action pursuant to clause (ii) or (iii) of the preceding sentence. To the extent the Debtor takes any action in furtherance of subparagraph (i) of this Section 6.5 after the date that the Bankruptcy Court enters an Order approving the Disclosure Statement, the Reorganized Debtor will reimburse the Post Confirmation Estate for the reasonable costs and expenses (including but not limited to reasonable professional fees and expenses approved by the Bankruptcy Court pursuant to section § 330 of the Bankruptcy Code) so incurred by the Debtor.

6.6.         Certificate of Incorporation and By-Laws of Reorganized Debtor, Directors and Corporate Action.

(a)           Certificate of Incorporation and By-Laws. On the Effective Date (or as soon as reasonably practicable thereafter), the Reorganized Debtor shall file its amended certificate of incorporation and by-laws (which shall be Filed with the Bankruptcy Court as part of the Plan Supplement). The amended certificate of incorporation shall satisfy the provisions of the Plan and the Bankruptcy Code, and shall include, among other articles, (i) pursuant to Bankruptcy Code § 1123(a)(6), a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Bankruptcy Code § 1123(a)(6); and (ii) authorize the Reorganized Debtor to issue 250,000,000 shares of New Common Stock. After the Effective Date, the Reorganized Debtor may amend and restate the Amended Certificate of Incorporation and By-Laws as permitted by applicable law.

(b)           Directors and Officers of the Reorganized Debtor. On the Effective Date, the board of directors and officers of the Reorganized Debtor shall consist of the individuals listed in Exhibit 2 hereto. The classification and composition of the board of directors of the Reorganized Debtor shall be consistent with the Amended Certificate of Incorporation and By-Laws. Each such director shall serve from and after the Effective Date pursuant to the terms of the Amended Certificate of Incorporation and By-Laws, the other constituent documents of the Reorganized Debtor, and applicable law.

(c)           Corporate Action. On the Effective Date, the adoption of the Amended Certificate of Incorporation or other constituent documents, the selection of directors and officers of the Reorganized Debtor and all actions contemplated by the Plan shall be deemed authorized and approved in all respects. Any corporate action required to be taken by the Reorganized Debtor in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the equity security holders or the directors of the Reorganized Debtor. On the Effective Date, the appropriate officers and directors of the Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and other instruments contemplated by the Plan.

6.7.         Cancellation of Instruments and Stock. On the Effective Date, other than the New Common Stock, (i) the Debentures, (ii) all Interests in the Debtor; (iii) any and all stock options (including, but not limited to, all stock options granted to the Debtor’s employees); (iv) any and all warrants; and (iv) any instrument evidencing or creating any indebtedness or obligation of the Debtor, except such instruments that are issued under the Plan, shall be cancelled and extinguished. Additionally, as of the Effective Date, all Interests in the Debtor, and any and all warrants, options, rights or interests with respect to equity interest in the Debtor that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.

6.8.         Issuance of New Common Stock. On the Effective Date, the Reorganized Debtor shall issue shares of New Common Stock in an amount necessary to satisfy the Debtor’s obligations under Article IV of the Plan. It is an integral and essential element of the Plan that the issuance of the New Common Stock pursuant to Article IV of the Plan shall be exempt from registration under the Securities Act and any state or local law, pursuant to Bankruptcy Code § 1145. The Confirmation Order shall include a finding and conclusion, binding upon all parties to the Case, the Debtor, the Reorganized Debtor, the Merger Parties the Disbursing Agent, the SEC and all other federal, state and local regulatory enforcement agencies, to the effect that such offer and issuance fall within the exemption(s) from registration under the Securities Act and any state or local law pursuant to Bankruptcy Code § 1145. Any shares of New Common Stock authorized but not issued pursuant to the Plan shall be retained in treasury by the Reorganized Debtor and available for subsequent sale or distribution in accordance with the Securities Act and/or any state or local law, and any applicable regulations relating thereto.

6.9.         Creation of the Post-Effective Date Estate and Appointment of the Disbursing Agent.

(a)           As of the Effective Date, all Post-Confirmation Assets shall be deemed to be the exclusive property of the Post-Effective Date Estate for administration by the Disbursing Agent pursuant to the terms of this Plan. All payments to Class 3 and Class 4 Claim Holders, all Administrative Expense Claims payments and all Priority Claims payments will be made from the Post-Confirmation Assets, as will all expenses of the Disbursing Agent and the Post-Effective Date Estate.

(b)           The Confirmation Order shall provide for the appointment of Richard C. Hermerding as the initial Disbursing Agent to administer the Post-Effective Date Estate. The Disbursing Agent will be responsible for (a) paying, objecting to, settling and administering Administrative Expense Claims and Priority Claims; (b) paying, objecting to, settling and administering Class 3 and Class 4 Claims; (c) supervising and administering the conduct of all Causes of Action (including but not limited to the D&O Claims); and (d) performing normal wind-up administrative activities and functions of the Post-Effective Date Estate. In making distributions and taking other actions authorized in the Plan, the Disbursing Agent shall be entitled to rely upon information provided by the Debtor’s books and records and such other sources as are reasonably relied upon in the ordinary course of business.

(c)           From and after the Effective Date, the Disbursing Agent shall be the only officer and director of the Debtor, shall be responsible for administration of the Plan, and shall make all Distributions to Creditors and other parties entitled to payment from the Post

Confirmation Assets. The Disbursing Agent also shall (a) pay or provide for payments of U.S. Trustee Fees incurred on or after the Effective Date; (b) pay the expenses of the Post-Effective Date Estate and the Disbursing Agent from the Post-Confirmation Assets; and (c) distribute the remaining Post-Confirmation Assets to the holders of Allowed Claims as provided herein. The Disbursing Agent shall be vested with all the power and authority granted to a trustee pursuant to § 1106(a) with respect to the Post-Confirmation Assets, including but not limited to the power to waive the attorney client privilege with respect to Tripath as deemed appropriate in any investigation or litigation concerning the D&O Claims. The Disbursing Agent may retain additional professionals (including any professional retained in the Case) to assist him in his duties. Except with respect to the D&O Claims, Perkins Coie shall act as the Disbursing Agent’s counsel, subject to the right of the Disbursing Agent to retain different or additional counsel and other professionals pursuant to §327 of the Code. With the approval of the Court after notice and hearing, the Disbursing Agent may elect to create a trust entity to hold the assets of the Post Confirmation Estate.

(d)           The Disbursing Agent shall be compensated on an hourly basis at the rate of $160.00 per hour, up to a maximum of $24,000. In addition, the Disbursing Agent may receive a commission from the net proceeds from any Bankruptcy Court-approved settlement or judgment in connection with the D&O Claims. The amount of this commission, if any, will be calculated on a sliding scale patterned on the scale currently in effect for the compensation of chapter 7 trustees. I.e., if the Court approves a commission, it shall be no more than 25% of the first $5,000 of net proceeds, 10% of the amount greater than $5,000 but less than $50,000; 5% of the amount greater than $50,000 but less than $1,000,000 and 3% of any amount in excess of $1,000,000. For purposes of calculating any such commission, the term “net proceeds” shall mean the gross recovery amount less the approved fees and expenses of all professionals retained with respect to pursuit of the D&O Claims. The Disbursing Agent’s fees and any commission resulting from the D&O Claims litigation, as well as any fees and expenses of any professionals retained by the Disbursing Agent, must be approved by the Bankruptcy Court in the manner set forth in Section 6.9 (e) of the Plan. Except for the fees and expenses of the Disbursing Agent and for Professional Fees and expenses incurred by the Disbursing Agent, the Disbursing Agent shall be authorized to pay the ordinary course expenses of the Post-Effective Date Estate from the Post-Confirmation Assets, without a further order of the Bankruptcy Court.

(e)           Invoices for the fees and expenses of the Disbursing Agent and for Professional Fees and expenses incurred by the Disbursing Agent, including any commission which the Disbursing Agent seeks in connection with the D&O Claims, shall be filed with the Bankruptcy Court and served on the United States Trustee and all parties requesting special notice in the Case prior to payment. If no objection with respect to such invoice is filed with the Bankruptcy Court and served upon the Disbursing Agent and the United States Trustee within twenty (20) days following the service of such invoice(s), then the invoice(s) may be paid without further notice. If objection is made, the claimant shall be entitled to apply to the Court for allowance of its fees and expenses and, upon entry of an order of the Bankruptcy Court authorizing payment, the Disbursing Agent shall make such payment.

(f)            The Disbursing Agent shall be authorized to perform all actions required to consummate the Plan and for closing of the Case, including but not limited to the filing of any post-confirmation tax returns that may be required and applying for a final decree pursuant to section 350 of the Bankruptcy Code. The Disbursing Agent shall be authorized to liquidate or abandon any residual assets of the Post-Confirmation Estate, the disposition of which are not otherwise provided for in the Plan, without further judicial review or order of the Court. The Disbursing Agent shall be vested with all powers of the Debtor-In-Possession to pursue Avoidance Actions, and shall have control over prosecution and settlement of all Causes of Action for the benefit of the Post-Effective Date Estate. With respect to any Cause of Action in which the Disbursing Agent seeks recovery of $10,000 or less, the Disbursing Agent may compromise, settle or resolve such Cause of Action without further Bankruptcy Court approval. In all other circumstances, the Disbursing Agent may only compromise, settle or otherwise resolve a Cause of Action with Bankruptcy Court approval.

6.10.       Resignation of the Disbursing Agent. The Disbursing Agent may resign from such position by executing an instrument in writing and filing that instrument with the Bankruptcy Court; provided, however, that a resigning Disbursing Agent shall continue to serve as Disbursing Agent after his, her or its resignation until such time as the appointment of a successor Disbursing Agent shall become effective.

6.11.       Removal of the Disbursing Agent. The Bankruptcy Court, on its own motion or by motion by any party in interest, including without limitation either of the Plan Proponents, may remove the Disbursing Agent. Upon such removal, the Bankruptcy Court shall replace the Disbursing Agent with another entity or individual.

6.12.       Appointment of a Successor Disbursing Agent. In the event of the death, resignation, incompetency or removal of the Disbursing Agent, a replacement Disbursing Agent shall be appointed by the Bankruptcy Court. Every successor Disbursing Agent appointed hereunder shall execute, acknowledge and deliver to the Bankruptcy Court and to the resigning Disbursing Agent, if applicable, an instrument accepting such appointment, and thereupon such successor Disbursing Agent, without any further act, deed or conveyance, shall become vested with the rights, powers, trusts, and duties of the previous Disbursing Agent.

6.13.       No Bond Required. The Disbursing Agent shall not be required to post a bond or other security in connection with the performance of his/her/its duties under the Plan.

6.14.       Disposition of Books and Records. After providing reasonable notice to the Reorganized Debtor, the Distribution Agent may order the destruction of all remaining records that are part of or relate to the Post-Confirmation Assets he does not believe are required to be held, whether for remaining estate obligations or for legal reasons. Such books and records, including electronic versions, may be destroyed during the wind down process, destroyed at the conclusion of the case, or stored for a reasonable period of time after the Case is closed with all storage charges prepaid so that they will be destroyed at the conclusion of that period, and all computers, servers and other miscellaneous personal property assets of the Post-Effective Date Estate may be sold or otherwise disposed of.

6.15.       Preservation of Rights of Action; Settlement of Litigation Claims.

(a)           Preservation of Rights of Action. On the Effective Date, the Disbursing Agent shall be appointed the representative of the Estate pursuant to Bankruptcy Code § 1123(b)(3)(B) with respect to all Causes of Action. Except as otherwise ordered by the Bankruptcy Court, the Disbursing Agent shall be vested with authority and standing to prosecute the Causes of Action and to compromise, settle or litigate the Causes of Action subject to any necessary approval of the Bankruptcy Court. Neither the Plan Proponents nor the Reorganized Debtor, and all of their existing and former directors and/or managers, existing and former officers, attorneys and other professional advisors, shall have or incur any liability for any decision by the Disbursing Agent to pursue or not pursue any Cause of Action from and after the Effective Date. The Disbursing Agent shall not have or incur any liability for any good faith decision to pursue or not pursue any Cause of Action from and after the Effective Date.

(b)           Settlement of Litigation Claims and Disputed Claims Prior to the Effective Date. At any time prior to the Effective Date, notwithstanding anything in the Plan to the contrary, the Debtor may settle some or all of the Causes of Action or Disputed Claims subject to obtaining any necessary Bankruptcy Court approval; provided, however, that the Debtor shall not agree to any settlement of a Cause of Action or Disputed Claim that grants any party an Administrative Claim against the Estate without obtaining the written consent of the Agent, which consent shall not be unreasonably withheld; provided, further, that before any proposed settlement of the D&O Claims may become effective, the proposed settlement shall be approved by the Bankruptcy Court in accordance with Rule 9019 of the Bankruptcy Rules.

6.16.       Operating Reports. Prior to the Effective Date, the Debtor shall timely file all reports, including without limitation, monthly operating reports, required by the Bankruptcy Court, Bankruptcy Code, Bankruptcy Rules or Office of the United States Trustee. After the Effective Date, the Disbursing Agent shall timely file all reports, including without limitation, quarterly operating reports, as required by the Bankruptcy Court, Bankruptcy Code, Bankruptcy Rules or Office of the United States Trustee.

ARTICLE VII
PROVISIONS GOVERNING DISTRIBUTIONS

7.1.         Distributions for Claims Allowed as of the Effective Date. Except as otherwise provided herein or as ordered by the Bankruptcy Court, Distributions to Creditors of the Creditor Shares and Post-Confirmation Assets shall be made as soon as practicable after the Effective Date. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made as soon as reasonably practicable after such Claim becomes an Allowed Claim. The Disbursing Agent may withhold from the Post-Confirmation Assets an amount of Cash reasonably estimated to be necessary to pay the expenses of the Disbursing Agent (including reasonable compensation of the Disbursing Agent and any professionals retained by him).

7.2.         Means of Cash Payment. Cash payments made pursuant to the Plan shall be in U.S. funds, by the means, including by check or wire transfer, determined by the Disbursing Agent.

7.3.         Delivery of Distribution. Distributions to holders of Allowed Claims shall be made (a) at the addresses set forth on the Proofs of Claim Filed by such holders (or at the last known addresses of such holders if no Proof of Claim is Filed or if the Debtor has been notified of a change of address); (b) at the addresses set forth in any written notices of address changes delivered the Disbursing Agent; or (c) if no Proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address, at the addresses reflected in the Bankruptcy Schedules, if any.

7.4.         Objection Deadline; Prosecution of Objections. As soon as reasonably practicable, but in no event later than the Claims Objection Deadline (unless extended, after notice to those creditors who requested notice in accordance with Bankruptcy Rule 2002, by an Order of the Bankruptcy Court), the Disbursing Agent shall File objections to Claims and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein shall limit the Disbursing Agent’s right to object to Claims, if any, Filed or amended more than 60 days after the Effective Date. The Disbursing Agent shall be authorized to resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having competent jurisdiction the validity, nature, and/or amount thereof. If the Disbursing Agent and the holder of a Disputed Claim agree to compromise, settle, and/or resolve a Disputed Claim by granting such holder an Allowed Claim in the amount of $10,000 or less, then the Disbursing Agent may compromise, settle, and/or resolve such Disputed Claim without further Bankruptcy Court approval. Otherwise, the Disbursing Agent may only compromise, settle, and/or resolve such Disputed Claim with Bankruptcy Court approval.

7.5.         No Distributions Pending Allowance. Notwithstanding any other provision of the Plan, no payments or Distribution by the Disbursing Agent shall be made with respect to all or any portion of a Disputed Claim in which the Disbursing Agent has an interest unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

7.6.         Withholding and Reporting Requirements. In connection with the Plan and all Distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be reasonably necessary or appropriate to comply with such withholding and reporting requirements.

7.7.         Setoffs. The Disbursing Agent may, but shall not be required to, setoff against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or the Disbursing Agent, respectively, may have against the holder of such Claim; provided, however, neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Disbursing Agent of any such Claim that the Disbursing Agent may have against such holder, unless otherwise agreed to in writing by such holder and the Disbursing Agent, as applicable.

7.8.         De Minimis Distributions and Contribution of De Minimis Post-Confirmation Assets to Charitable Organizations. Notwithstanding any provision in the Plan to the contrary, no Distribution shall be made to any Holder of an Allowed Claim in an amount less than twenty-five dollars ($25). If there is more than one Distribution to Class 3 Creditors, Distributions not made because the amount would be less than $25 will be made if and when the cumulative amount to be distributed to such Allowed Claim Holder exceeds 24.99. If the amount to be distributed to any Class 3 Creditor never exceeds $24.99, that Distribution will be added to the pool of Post-Confirmation Assets to be distributed to other Class 3 Creditors, or contributed to charity as provided herein. If after making the Distributions from the Post-Confirmation Assets as contemplated by this Plan, the remaining Post-Confirmation Assets are de minimis, such that, in the Disbursing Agent’s discretion, the cost of Distributing the remaining Post-Confirmation Assets would make it impracticable to Distribute such assets to Holders of Allowed Claims, the Disbursing Agent shall be authorized to contribute any such remaining Post-Confirmation Assets to any qualified charitable organization located in Santa Clara County, California that is organized pursuant to section 501(c)(3) of the United States Internal Revenue Code, as amended.

ARTICLE VIII
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1.         Executory Contracts and Unexpired Leases Deemed Rejected. All of the Debtor’s executory contracts and unexpired leases shall be deemed rejected on the Effective Date except to the extent (a) the Debtor previously has assumed or rejected an executory contract or unexpired lease, or (b) prior to the Effective Date, the Debtor has Filed or does File a motion to assume an executory contract or unexpired lease on which the Bankruptcy Court has not ruled.

8.2.         All parties to license agreements who are entitled to the election of remedies pursuant to Bankruptcy Code § 365(n)(1) will be deemed to have elected treatment pursuant to subsection (A) of that section (11 U.S.C. §365(n)(1)(A)) and to have waived their right to treatment pursuant to subsection (B) of that section (11 U.S.C. §365(n)(1)(B)) unless, prior to the Confirmation Hearing Date, such parties entitled to a § 365(n)(1) election have notified the Debtor, in writing, of the election to proceed under subsection (B) and to waive their claims against the Debtor as provided in subsection Bankruptcy Code § 365(n)(2)(C)(i) and (ii).

ARTICLE IX
EFFECTS OF CONFIRMATION

9.1.         Discharge. Except as otherwise set forth in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan are in exchange for and in complete satisfaction, discharge, and release of, all Claims including any interest accrued on any Claims from the Petition Date, and the termination of all Interests. Except as set forth in the Plan or the Confirmation Order, Confirmation shall (a) discharge the Debtor and the Reorganized Debtor from all Claims or other debts that arose before the Confirmation Date, and all debts of a kind specified in Bankruptcy Code §§ 502(g), (h), or (i), whether or not (i) a Proof of Claim based on such debt is Filed or deemed Filed under Bankruptcy Code § 501; (ii) a Claim based on such debt is Allowed; or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of Interests in the Debtor.

9.2.         Legal Binding Effect. The provisions of the Plan shall bind all holders of Claims and Interests and their respective successors and assigns, whether or not they accept the Plan.

9.3.         Exculpation and Limitation of Liability. Pursuant to and to the extent permitted by section 1125(e) of the Code, and notwithstanding any other provision of the Plan, no holder of a Claim or Interest shall have any right of action against the Debtor, the Estate, the Reorganized Debtor, the Secured Parties, the Plan Proponents or any of their respective managers, officers, directors, agents, attorneys, investment bankers, financial advisors, other professionals, or any of their respective property and assets for any act or omission in connection with, relating to or arising out of the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which constitute willful misconduct or gross negligence.

9.4.         RELEASES. EXCEPT WITH RESPECT TO THE D&O CLAIMS, ON THE EFFECTIVE DATE, THE DEBTOR, THE ESTATE, THE REORGANIZED DEBTOR, THE SECURED PARTIES, AND THE PLAN PROPONENTS (COLLECTIVELY, THE “RELEASED PARTIES”) SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED (I) THE OTHER RELEASED PARTIES; (II) THE RESPONSIBLE INDIVIDUAL; AND (III) ALL MANAGERS, OFFICERS, DIRECTORS, AGENTS, ATTORNEYS, INVESTMENT BANKERS, FINANCIAL ADVISORS, AND PROFESSIONALS EMPLOYED BY THE RELEASED PARTIES, OF AND FROM ANY CLAIM OR CAUSE OF ACTION, WHETHER KNOWN OR UNKNOWN, ASSERTED OR NOT ASSERTED, SCHEDULED OR NOT SCHEDULED AND WHETHER ARISING UNDER THE BANKRUPTCY CODE OR OTHER APPLICABLE LAW, ARISING FROM OR RELATED TO ACTS OR OMISSIONS OCCURRING ON OR BEFORE THE EFFECTIVE DATE AND THE RELEASED PARTIES COVENANT NOT

TO SUE ANY OF THE OTHER PARTIES IDENTIFIED IN (I) THROUGH (IV) OF THIS ARTICLE 9.4 WITH RESPECT TO THE CLAIMS RELEASED HEREIN; PROVIDED, HOWEVER, NO SUCH PARTIES SHALL BE RELEASED AND DISCHARGED FROM OBLIGATIONS UNDER THE PLAN OR OF ANY CLAIM OR CAUSE OF ACTION ARISING FROM OR RELATED TO ACTS OR OMISSIONS INVOLVING WILLFUL MISCONDUCT, GROSS NEGLIGENCE, FRAUD OR THE D&O CLAIMS.

9.5.         Insurance. Confirmation and consummation of the Plan shall have no effect on insurance policies of the Debtor in which the Debtor is or was an insured party. Each insurance company is prohibited from, and the Confirmation Order shall include an injunction against, denying, refusing, altering or delaying coverage on any basis regarding or related to the Debtor’s Case, the Plan or any provision within the Plan, including the treatment or means of liquidation set out within the Plan for insured Claims.

9.6.         D&O Claims Preserved. Notwithstanding anything in the Plan or the Confirmation Order to the contrary, the rights of the Debtor, the Disbursing Agent, and the Secured Parties to pursue the D&O Claims are preserved and unaffected by this Article IX, the Plan or the Confirmation Order.

ARTICLE X
RETENTION OF JURISDICTION

10.1.       Retention. Under Bankruptcy Code §§ 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)           allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any application or request for payment of any Administrative Claim, and the resolution of any objections to the allowance or priority of Claims;

(b)           hear and determine all applications for compensation and reimbursement of expenses Filed by any professional retained by the Debtor during the Case, the Disbursing Agent, or any professional retained by the Disbursing Agent;

(c)           determine any and all adversary proceedings, motions, applications, and contested or litigated matters, including, but not limited to, all Causes of Action (other than D&O Claims), and consider and act upon the compromise and settlement of any Claim, or Cause of Action (other than D&O Claims);

(d)           enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection therewith;

(e)           hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan;

(f)            consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(g)           issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(h)           hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, or the Confirmation Order;

(i)            enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Case;

(j)            hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code §§ 346, 505 and 1146;

(k)           hear and determine all matters related to the Post-Confirmation Assets, the Debtor or the Disbursing Agent from and after the Effective Date;

(1)           hear and determine such other matters as may be provided in the Confirmation Order and as may be authorized under the provisions of the Bankruptcy Code; and

(m)          enter a final decree closing the Case.

10.2.       Rights of Reorganized Debtor and the Disbursing Agent. Nothing contained in this Article X shall be construed so as to limit the rights of the Reorganized Debtor or the Disbursing Agent to commence or to prosecute any Cause of Action, in any court of competent jurisdiction.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1.       Revocation, Withdrawal or Non-Consummation. Without limiting the application of Article 11.2 of the Plan, the Debtor and Agent, upon five (5) Business Days notice to the other, reserve the right to withdraw as a Plan Proponent prior to the Confirmation Hearing Date. If the Plan is withdrawn or if Confirmation or Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) settlements (other than the Settlement Agreement) or compromises embodied in the Plan, assumptions or rejections of executory contracts or unexpired leases affected by the Plan, and any documents or agreements executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor, the Secured Parties or any other Person, or (iii) constitute an admission of any sort by the Debtor, the Secured Parties or any other Person.

11.2.       Termination of Plan Based on Impracticability of Merger Transaction. If the Agent or Etelos determines in their sole and absolute discretion that the Merger Transaction is impracticable or undesirable, then the Agent may withdraw as a Plan Proponent and accept the alternative treatment as provided in Article 4.2 of the Plan; provided that such withdrawal shall be effected on or before the Effective Date.

11.3.       Severability of Plan Provisions. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of either of the Plan Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may be altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

11.4.       Exemption from Transfer Taxes. In accordance with Bankruptcy Code § 1146(a), the Bankruptcy Court will be requested to make findings, in the Confirmation Order, that: (i) the issuance, transfer or exchange of security under the Plan or the making or delivery of an instrument of transfer, and (ii) the transfers of the Debtor’s assets, including but not limited to the transfers to Cirrus Logic, Inc., Winbond Electronics Corporation, BidltUp, Inc., and Go! Industries, Inc., shall not be taxed under any law imposing stamp or similar tax. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any stamp or similar tax.

11.5.       Access to Information. After the Effective Date, the Reorganized Debtor and the Disbursing Agent shall grant to the other such access to the Debtor’s books and records in their possession relating to the conduct of the Debtor’s business prior to the Effective Date and such cooperation and assistance as shall be reasonably required to enable each of them to complete their respective legal, regulatory, fiduciary, and financial reporting requirements and to complete their respective tax returns. Each party shall promptly reimburse the other for such other party’s reasonable out-of-pocket expenses associated with requests made by such party under this Article 11.5, but no other charges shall be payable by the requesting party to the other party in connection with such requests.

11.6.       Interest Accrual. No postpetition interest shall accrue on any Claim or scheduled liability (including, but not limited to, Allowed Administrative Claims).

11.7.       Allocation of Plan Distributions between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first, and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

11.8.       Rules of Interpretation; Computation of Time. For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or containing particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, and Exhibits, if any, are references to Sections, Articles, and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in Bankruptcy Code § 102 and in the Bankruptcy Rules shall apply. In computing any period of time prescribed or allowed by the Plan, unless otherwise specifically designated herein, the provisions of Bankruptcy Rule 9006(a) shall apply.

11.9.       Plan Documents. The Plan Documents are incorporated herein and are a part of the Plan as if set forth in full herein.

11.10.     Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.

11.11.     Governing Law. Unless a rule of law or procedure is supplied by federal law, including the Bankruptcy Code and Bankruptcy Rules, (a) the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, and (b) governance matters shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof.

11.12.     Notice of Effective Date. On or before five (5) Business Days after the occurrence of the Effective Date, the Disbursing Agent shall mail or cause to be mailed to all holders of Claims in Class 3 and Class 4 that are not Disallowed Claims a notice that informs such Persons (a) of the entry of the Confirmation Order, (b) the occurrence of the Effective Date, and (c) such other matters as the Disbursing Agent deems appropriate or as may be ordered by the Bankruptcy Court.

11.13.     Entire Agreement. The Plan and the Plan Documents set forth the entire agreement and understanding among the parties in interest relating to the subject matter hereof and supersede all prior discussions and documents.

11.14.     Modification of the Plan. The Plan Proponents may alter, amend, or modify the Plan or any Plan Documents under Bankruptcy Code § 1127(a) at any time prior to the Confirmation Date. After the Confirmation Date and prior to Effective Date of the Plan, the Plan Proponents may, under Bankruptcy Code § 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the

Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially or adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or Order of the Bankruptcy Court.

11.15.     Vesting of Property of the Estate. On the Effective Date, the Post Confirmation Assets and all other property of the estate shall not vest in the Reorganized Debtor but shall remain in the Post Effective Date Estate. If the Post Effective Date Estate materially defaults on any obligations under the Plan, then upon successful post-Effective Date motion to convert this case to a case under chapter 7 of title 11 by the United States Trustee, the Plan shall terminate, and the chapter 7 estate shall consist of all remaining Post Confirmation Assets and other property of the Post Effective Date Estate not already administered. Such remaining property shall be administered by the chapter 7 trustee as prescribed in chapter 7 of the Bankruptcy Code. The Disbursing Agent and the Post Effective Date Estate reserve the right to oppose any such motion, and a post Effective Date termination of the Plan as provided in this paragraph shall not in any way affect the Merger Transaction, the Merger Parties or the Reorganized Debtor but shall have only the effect of transferring any remaining Post Confirmation Assets from the Post Effective Date Estate to the chapter 7 estate for administration by the chapter 7 trustee.

Dated:  December 20, 2007

Respectfully submitted,

TRIPATH TECHNOLOGY INC.,
Debtor and Debtor-in-Possession

By:	/s/ Gary Sawka
Name:	Gary Sawka
Title:	CFO and Responsible Individual

ENABLE GROWTH PARTNERS, LP,
Individually and As Agent for the Secured Parties

By:	/s/ Brendan O’Neil
Name:	Brendan O’Neil
Title:	Principal and Portfolio Manager

The following exhibits and/or schedules to the foregoing plan of reorganization are not being filed pursuant to Item 601(b)(2) of Regulation S-K:

1.

Third Amended Disclosure Statement Accompanying Third Amended Plan of Reorganization dated December 20, 2007 proposed by Tripath Technology Inc. and Enable Growth Partners LP, for itself and as agent for the secured parties

2.	A summary of the principal features of the authorized shares of common stock issued by the Reorganized Debtor pursuant to the reorganization plan.
3.	Biographies of the initial board of directors and management of the Reorganized Debtor

The registrant undertakes to furnish supplementally a copy of any of the above omitted exhibits and/or schedules to the Commission upon request.